LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made this 16th day of September, 2010 by and between California Gold Corp., a Nevada corporation (“Borrower”) with a principal place of business at 6830 Elm Street, McLean, VA 22101, and _____________________ (“Lender”), an entity with a principal office at __________________________.

WITNESSETH:

WHEREAS, to provide Borrower with sufficient working capital to enable Borrower to fulfill certain accounting and other financial obligations incident to its business, Lender has agreed to provide Borrower with a temporary loan in the principal amount of $___________.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender, intending to be legally bound, agree as follows:

ARTICLE I – LOAN

1.1. Loan. Lender agrees, on the terms and conditions of this Agreement, to make a loan to Borrower in the amount of ______________________ Dollars ($_________) (the “Loan”).

1.2. Interest and Repayment. The Loan shall not bear interest and shall be (1) convertible at the option of the Borrower into shares of the Borrower’s common stock at a conversion price of $0.03 per share; (2) mandatorily converted into shares of the Borrower’s common stock, at a conversion price of $0.025 per share, upon the initial closing of the next private placement offering of the Borrower’s common stock (the “PPO”), which initial closing is expected to take place within the next six (6) months; or (3) repaid in full on or before September 15, 2011 (unless otherwise extended), whichever occurs first.

ARTICLE II - MISCELLANEOUS

2.1. Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

2.2. Governing Law/Venue.  This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York.  Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the City, County and State of New York.

2.3. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Borrower and the Lender.

2.5. Notices.  All communications under this Agreement shall be in writing and shall be deemed to be duly given and received: (i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile; (ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or (iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth above or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Citibank is authorized or required by law or executive order to remain closed.

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

BORROWER:

CALIFORNIA GOLD CORP.

By:
Name: James Davidson
Title: President, Treasurer,
Chief Financial Officer

LENDER:

Name:
Title: